SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 22, 2009

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As of June 22, 2009, the Registrant has entered into definitive agreements with Biosignal Ltd, an Australian biotechnology company (“Biosignal”), pursuant to which Biosignal completed a $2,600,000 investment in the Registrant and agreed to assign its biofilm technology to the Registrant. The biofilm technology is based around a family of natural products which disrupt bacterial colonization and thereby inhibit growth. Such biofilm disrupters are expected to be commercialized to support a variety of medical and industrial applications.

Pursuant to the terms of a Share Subscription Agreement, Biosignal purchased 2,600,000 shares of the Registrant’s common stock, without par value, for a purchase price of $2,600,000, paid in the form of a 12 month unsecured convertible note bearing interest at 10% per annum. To the extent Biosignal obtains requisite shareholder approval, Biosignal may, at its option, convert the note and all accrued interest into an aggregate of 114,000,000 ordinary shares of Biosignal.

In addition, the Registrant and Biosignal entered into a Deed of Assignment pursuant to which Biosignal will convey certain intellectual property and contracts related to the development and possible exploitation of Biosignal’s biofilm technology to the Registrant subject to the satisfactory completion of due diligence and other conditions. Biosignal will retain licensed rights to use this intellectual property to service some contracts that are not assigned to the Registrant.

The Registrant will file copies of the documents referenced above as exhibits to an amendment to this Current Report on Form 8-K.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D. Chief Operating Officer